Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Americas Technology Holdings Inc. on Form S-4A of our report dated July 21, 2022, except for Notes 2 and 9 as to which the date is September 13, 2022 with respect to our audits of the consolidated financial statements of Rally Communitas Corp. as of December 31, 2021 and 2020 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ UHY LLP

Melville, NY

September 13, 2022

An Independent Member of Urbach Hacker Young International